Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1

(Form Type)

Quanergy Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(3)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Units, consisting of (i) shares of Common Stock, par value $0.0001 per share and (ii) Unit Warrants to purchase Common Stock

	Equity	Common Stock, par value $0.0001 per share, included in the Units(2)	457(a)	11,270,000	$1.53	$17,243,100.00	0.00011020	$1,900.19

	Equity	Unit Warrant to purchase Common Stock included in the Units(2)(4)	457(g)

	Equity	Shares of Common Stock issuable upon exercise of Unit Warrants(2)(6)	457(a)	45,080,000	$1.53	$68,972,400.00	0.00011020	$7,600.76

	Equity	Underwriter’s Warrants(2)(4)(5)	457(g)

	Equity	Shares of Common Stock issuable upon exercise of Underwriter’s Warrants(2)(5)	457(a)	450,800	$1.683	$758,696.40	0.00011020	$83.60

		Total Offering Amounts				$86,974,196.40		$9,584.56

		Total Fees Previously Paid						$9,584.56(7)

		Total Fee Offsets						—

		Net Fee Due						—

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(3)	Includes the price of additional shares of Common Stock and/or Unit Warrants that may be issued upon exercise of the option granted to the underwriter to cover over-allotments, if any.
(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)

The registrant has agreed to issue upon the closing of this offering, Unit Warrants to Maxim Group LLC entitling it to purchase up to 4% of the aggregate shares of common stock sold in this offering. The exercise price of the Unit Warrants is equal to 110% of the public offering price of the common stock offered hereby. The Unit Warrants will be exercisable upon the six (6) month anniversary of the effective date of the registration statement and will expire on the five (5) year anniversary of such date.

(6)

Represents 22,540,000 shares issuable pursuant to the Unit Warrants. Pursuant to Rule 416, the registrant is also registering up to 22,540,000 additional shares of common stock that are issuable by reason of the anti-dilution provisions of the warrants.

(7)	Fee previously paid upon the initial filing of the registration statement to which this exhibit is attached.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A